Exhibit (h)(12)

ADMINISTRATIVE SERVICES AGREEMENT

among

AMERICAN GAS ASSOCIATION,

HENNESSY FUNDS TRUST

and

HENNESSY ADVISORS, INC.

This Administrative Services Agreement (this “Agreement”) is entered into as of this 31st day of December, 2014 by and among the American Gas Association (“AGA”), Hennessy Funds Trust on behalf of its series the Hennessy Gas Utility Index Fund (the “Fund”), and Hennessy Advisors, Inc. (the “Advisor”).

WITNESSETH

In consideration of the promises and mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Employment of AGA.  AGA shall be the “Index Administrator.”  Namely, AGA, or its designee, shall perform for the Fund the calculation and maintenance of the American Gas Association Stock Index (the “Index”), the description of which is found in Exhibit A attached hereto and made a part hereof.  Neither AGA, nor any subsidiary or affiliate of AGA or third party engaged by AGA, shall serve as Index Administrator (or in a similar capacity) or facilitate another person or entity serving as Index Administrator (or in a similar capacity) with regard to the Index, or any similar index, for any investment company, pooled investment vehicle, or other person or entity that utilizes the Index, or similar index, as an investment strategy (other than any such entity for which the Advisor or an affiliate of the Advisor acts as the investment advisor or sub-advisor).  AGA shall not authorize, encourage or facilitate the use of the Index as an investment strategy by a pooled investment vehicle or other person or entity (other than any such entity for which the Advisor or an affiliate of the Advisor acts as the investment advisor or sub-advisor).  In the event AGA or its assignees or successors in interest decide to discontinue computation and updating of the Index during the term of this Agreement, AGA shall provide the Fund and the Advisor written notice of its intention at least six (6) months prior to such discontinuance.  The parties shall cooperate to find a mutually agreeable, long-term solution to the discontinuance of the computing and updating of the Index.

2.
Intellectual Property.  AGA grants to the Fund and the Advisor the limited exclusive right to use “AGA Stock Index”, “American Gas Association Stock Index” and any related trademarks (the “Trademark”) for the purpose of the trading and marketing of the Fund, in accordance with past practice; as long as such use is consistent with past practice, the approval of AGA shall not be required. Any other use shall be subject to AGA’s review and written approval, which approval shall not be unreasonably withheld.

3.
Payment to AGA.  In consideration for the services provided by AGA to the Fund under this Agreement, the Fund shall pay AGA at an annual rate of 0.04% of the Fund’s average daily net asset value.  The fee shall be paid monthly, within fifteen (15) calendar days after the end of the preceding month.

4.
Arbitration of Disputes.  Any dispute or disagreement arising between AGA and the Fund or the Advisor in conjunction with any provision of this Agreement, or the compliance or non-compliance therewith, or the validity or enforceability thereof which is not settled within thirty (30) days (or such other period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in accordance with rules set by a three-member panel.  One member each shall be selected by AGA and, as applicable, the Fund or the Advisor and the third shall be an attorney selected by mutual agreement of AGA and the Fund.  If AGA and, as applicable, the Fund or the Advisor are unable to agree on the selection of the third member of the panel within fifteen (15) days, the two panel members shall agree upon a neutral attorney as the third panel member.  All reasonable expenses submitted by the third panel member shall be shared equally by AGA and, as applicable, the Fund or the Advisor.  The member representing the Fund shall be selected by a majority of the Trustees of the Fund who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “Act”).  AGA and, as applicable, the Fund or the Advisor shall instruct the panel to render a decision shall be rendered by the panel within thirty (30) days of a meeting held in such place or places as may be agreed upon by the panel, and AGA and, as applicable, the Fund or the Advisor shall comply with such decision.  The decision of the panel shall be final and not subject to judicial review, and the judgment may be entered thereon in accordance with applicable law in any court having jurisdiction thereof.

5.
Liability of AGA; Limitation of Damages; and Indemnification.  Absent willful misfeasance, bad faith, negligence or reckless disregard of duties, AGA shall not be liable to the Fund or the Advisor for any special, incidental, or consequential damages for losses arising out of or relating to the performance of its obligations under this Agreement, whether or not such damages or losses were caused by the acts or omissions of AGA or its employees.  The parties agree, for example, that an error in AGA’s calculation of the Index shall not create any liability on the part of AGA.

AGA shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.  The Fund and the Advisor, severally and not jointly, shall indemnify and hold AGA and any of its affiliates, members, partners, employees or agents harmless from and against any third party claims, liabilities, (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws), costs and expenses arising from or relating to AGA’s provision of services under this Agreement except to the extent they have resulted from the willful misfeasance, bad faith, negligence or reckless disregard of AGA.  AGA shall indemnify and hold harmless the Fund and the Advisor and their respective officers, directors, agents, and employees any third party claims, liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws), costs and expenses arising from AGA’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

6.
Independent Contractor.  AGA shall be considered an independent contractor in its relationship with the Fund and the Advisor and in all matters under this contract.  AGA is not an agent of the Fund or the Advisor.

7.
Force Majeure.  None of AGA, the Fund or the Advisor shall be considered to be in default in the performance of their respective obligations hereunder to the extent that the performance of any such obligation or obligations is prevented or delayed by an Act of God or any cause beyond the reasonable control of AGA, the Fund or the Advisor.  In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

8.
Modifications.  AGA, the Fund and the Advisor may amend, modify or supplement this Agreement only by a written instrument executed by the parties.  If any such amendment, modification or supplement causes an increase in the price of the services performed, such increase must be approved by a vote of the Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in Section 9 of this Agreement) of the Fund.

9.
Approval and Termination.  Absent termination per this Section 9, this Agreement shall have an initial term of five years, and thereafter continue from year to year subject to the terms and conditions set forth herein.  This Agreement may at any time be terminated by the Fund, solely with regard to the Fund, without payment of any penalty by vote of a majority of the outstanding voting securities of the Fund, on thirty (30) days’ prior written notice to AGA.  Upon such termination by the Fund, AGA’s obligations under this Agreement with respect to the Fund or Advisor shall cease and be terminated.  This Agreement may be terminated by AGA for Cause (as defined below) without payment of any penalty on thirty (30) days prior written notice to the Fund or the Advisor, as applicable.  “Cause” shall mean: (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of, as applicable, the Fund or the Advisor in the performance of its duties, obligations and responsibilities set forth in this Agreement; (b) regulatory, administrative or judicial proceedings in which it is determined that, as applicable, the Fund or the Advisor has violated, in any material respect, any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by, as applicable, the Fund or the Advisor; or (c) financial difficulties on the part of, as applicable, the Fund or the Advisor that is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. Subsequent to the initial five-year term, this Agreement may be terminated by a party, without payment of any penalty, on one hundred fifty (150) days’ prior written notice to the other parties.

Upon any termination in accordance herewith, the Fund shall pay AGA all amounts due hereunder for all periods up to and including the date of termination (such amounts to be determined in accordance with Section 3 of this Agreement) and AGA shall take such steps as reasonably may be requested by the Fund to effect an orderly termination.

As used in this Section 9, the term “interested person” and “vote of a majority of the outstanding securities” shall have the respective meanings set forth in Section 2(a)(19) and Section 2(a)(42) of the Act.

10.
Notice.  All notices, demands and other communications required or permitted to be given hereunder shall be made in writing and shall be deemed to be duly given if personally delivered or if deposited in the United States registered or certified mail, with postage prepaid, and addressed to the appropriate party at the address set forth below, or at such other address as the parties may designate in writing delivered in accordance with the provisions of this Section 10.

If to AGA:

American Gas Association
400 North Capitol Street, NW
Washington, DC 20001
Attn:  Contract Manager

If to the Fund:

Hennessy Funds Trust
7250 Redwood Boulevard, Suite 200
Novato, CA 94945
Attn:  Executive Vice President

With a copy to, which shall not constitute notice:

Hennessy Funds Trust
7250 Redwood Boulevard, Suite 200
Novato, CA 94945
Attn:  Chief Compliance Officer

If to the Advisor:

Hennessy Advisors, Inc.
7250 Redwood Boulevard, Suite 200
Novato, CA 94945
Attn:  Executive Vice President

With a copy to, which shall not constitute notice:

Hennessy Advisors, Inc.
7250 Redwood Boulevard, Suite 200
Novato, CA 94945
Attn:  General Counsel

11.
Waiver and Related Matters.   This Agreement is intended by the parties as a full expression of their agreement with respect to the subject matter hereof and a complete and exclusive statement of the terms thereof.  No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.  Acceptance of, or acquiescence in, a course of performance rendered under this Agreement shall not be relevant or admissible to vary the terms and the meaning of this Agreement, even though the accepting or acquiescing party has knowledge of the nature of the performance and the opportunity to make objection.  No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein.

12.
Controlling Law and Successor Interests.  This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

13.
Multiple Originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

14.
Assignment.  This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Hennessy Funds Trust may assign all or any part of its rights and obligations under this

Agreement (and the rights and obligations of the Fund under this Agreement) without the consent of AGA if such assignment is approved by vote of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund or by vote of a majority of the outstanding voting securities of the Fund.

15.
Cooperation.  Each of the parties hereto will use all commercially reasonable efforts to co-operate with each other in connection with carrying out the terms and intent of this Agreement.   In addition, upon reasonable request, AGA shall provide the Fund and the Advisor with information on the natural gas industry as a whole and trends within the natural gas industry, and non-confidential data gathered or developed in a manner consistent with AGA’s 501(c)(6) tax exempt status that relates to the natural gas industry as a whole and trends within the natural gas industry.  If the Advisor desires to utilize the Index for any other investment company, pooled investment vehicle, or other person or entity for which the Advisor or an affiliate of the Advisor acts as the investment advisor or sub-advisor (collectively, the “Other Hennessy Product”), the Advisor and AGA agree to cooperate to determine the specific services to be provided by AGA to the Other Hennessy Product and the related fee, with such agreement to be set forth in a separate written instrument, or in an amendment to this Agreement.

16.	Heading. The headings in this Agreement are included solely as a matter of convenient reference and shall not limit or control the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERICAN GAS ASSOCIATION

By:        /s/ Kevin Hardart

Name:   Kevin Hardardt

Title:     Chief Financial and Administrative Officer

HENNESSY FUNDS TRUST, on behalf of
  HENNESSY GAS UTILITY INDEX FUND

By:        /s/ Neil J. Hennessy

Name:   Neil J. Hennessy

Title:     President

HENNESSY ADVISORS, INC.

By:        /s/ Neil J. Hennessy

Name:   Neil J. Hennessy

Title:     President

Exhibit A

CALCULATING AND MAINTAINING THE
AMERICAN GAS ASSOCIATION (AGA) STOCK INDEX

The Index Administrator shall calculate and maintain the Index, as provided below.  All capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Administrative Services and License Agreement, dated as of December 31, 2014, to which this Exhibit is attached.

A.	Collection of Company Data:
1.	The following information shall be collected monthly or at such other mutually agreed upon times (the “period” herein):
a.
Number of shares of publicly traded common stock outstanding on a United States stock exchange (exclusive of treasury stock) for each natural gas distribution and transmission company which is a full or limited member of AGA or a publicly traded parent company of a full or limited member of AGA if the AGA full or limited member company is not itself publicly traded.

b.	Share price at the end of the period.
2.	The following information shall be collected annually or at such other mutually agreed upon times:
a.	Total assets of the publicly traded company.
b.	Assets devoted to natural gas distribution and transmission.
c.	Total property, plant and equipment (“PP&E”) of the publicly traded company if the assets devoted to natural gas distribution and transmission are not obtainable.
d.	PP&E devoted to natural gas distribution and transmission if the assets devoted to natural gas distribution and transmission are not obtainable.
B.	Calculation of the Index — The Index shall be calculated as follows, using the data in Section A above:
1.
The number of shares of common stock outstanding times the closing share price at the end of the period equals the “market capitalization value.” The “market capitalization value” times the percentage of assets devoted to natural gas distribution and transmission, or the percentage of PP&E devoted to natural gas distribution and transmission if the percentage of assets devoted to natural gas

Exhibit A-1

distribution and transmission are not obtainable, will equal the “gas market capitalization value.”
2.	The sum of each company’s “gas market capitalization value” shall equal the “industry gas market capitalization value.”
3.	Each company’s stock percentage within the Index shall be calculated by dividing its “gas market capitalization value” by the “industry gas market capitalization value.”
4.
No individual company’s stock shall exceed five percent of the total Index value.  The Index shall be recalculated, as necessary, to apportion “gas market capitalization values” in excess of five percent to all other “gas market capitalization values” comprising the Index.

C.	Maintenance of the Index — The Index shall be maintained as follows:
1.
As calculated by AGA, the total return of the Index shall reflect the appreciation or depreciation of the stocks in the Index plus all dividends paid on such stocks, assuming that the dividends are reinvested and compounded.

2.	The Index shall be calculated at least monthly.
Listed securities shall be valued at the last sales price at the New York Stock Exchange and other major exchanges.  Over-the-counter securities shall be valued at the last sales price.

1.
If there is a change which impacts a company’s eligibility to be included in the Index, as defined in section A.1.a. above, such change shall be reflected in the first monthly calculation of the Index following AGA’s receipt of the necessary data.

2.	At the request of the Fund, AGA shall provide a recalculated Index.

Exhibit A-2